Exhibit 2.1

                    STOCK PURCHASE AND SUBSCRIPTION AGREEMENT

                                  by and among

                                   NEFF CORP.,

                             SULLAIR ARGENTINA S.A.

                                       and

                             ALL OF THE SHAREHOLDERS

                                       of

                             SULLAIR ARGENTINA S.A.

                                  June 29, 1998


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EXECUTION COPY

ARTICLE I - SUBSCRIPTION AND SALE AND PURCHASE OF SHARES
1.01     SUBSCRIPTION OF COMPANY COMMON

         STOCK BY BUYER.................................................................................   1
1.02     SALE AND PURCHASE OF COMPANY
          COMMON STOCK FROM THE STOCKHOLDERS

1.03     PURC14ASF, PRICE AND PAYMENT.......................................................................2
1.04EAPN-OUT................................................................................................3

ARTICLE II - CLOSING.........................................................................................

2.01     CLOSING............................................................................................7
2.02     DELIVERIES BY STOCKHOLDERS TO THE BUYER............................................................8
2-03     DELIVERIES BY THE COMPANY TO THE BUYER.............................................................8
2.04     DELIVERIES BY THE BUYER............................................................................8
2.05     TERMINATION IN ABSENCE, OF CLOSING I............................................................. 11.19


ARTICLE III - REPRESENTATIONS AND

WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS...............................................................

3.01     CORPORATE- EXISTENCE AND QUALIFICATION:

         CORPORATE DOCUMENTS...............................................................................10
3.02     AUTHORITY, APPROVAL AND ENFORCEABILITY............................................................11
3.03     CAPITALIZATION AND OWNERSHIP......................................................................11
3.04     PREEMPTIVE- RIGHTS; REGISTRATION RIGHTS...........................................................12
3.05     No COMPANY DEFAULTS OR CONSENTS.....................................................................
3.06     No PROCEEDINGS....................................................................................13
3.07     FINANCIAL STATEMENTS..............................................................................13
3.08     LIABILITIES AND OBLIGATIONS.......................................................................13
3.09     ACCOUNTS RECEIVABLE...............................................................................14
3.10     EMPLOYEE MATTERS..................................................................................14
3.11     EMPLOYEE: BENEFIT MATTERS.........................................................................17
3.12     ABSENCE OF CERTAIN CHANGES........................................................................11-.1, I
3.13     COMMITMENTS I......................................................................................1-119
3.14     INSURANCE.........................................................................................21
3.15     USE OF NAME AND LOCO..............................................................................21
3.16     TRADE, SECRETS AND CUSTOMER LISTS.................................................................22
3.17     TITLE TO ASSETS., CONDITION OF ASSETS.............................................................22
3-18     COMPLIANCE wiTi4 LAWS.............................................................................22
3.19     LITIGATION, DEFAULT...............................................................................33
3.20     ENVIRONMENTAL MATTERS.............................................................................23

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3.21     BANKS..........................................................................................I I24
3.22     SUPPLIERS AND CUSTOMERS SALES.....................................................................24
3.23     BROKERAGE ........................................................................................24
3.24     DISCLOSURE; DUE DILIGENCE.........................................................................24
3.25     OWNERSHIP INTERESTS OF INTERESTED PERSONS.........................................................25
3.26     INVESTMENTS IN COMPETITORS......................................................................1125
3-27     CERTAIN PAYMENTS..................................................................................25
3.28     GOVERNMENT INQUIRIES..............................................................................25
3.29     OTHER, TRANSACTIONS...............................................................................25
3.30     TAX MATTERS.......................................................................................26
3.31     APPLICABILITY OF THE REPRESENTATIONS
         AND WARRANTIES....................................................................................26

ARTICLE IV - REPRESENTATIONS AND

WARRANTIES OF EACH STOCKHOLDER.............................................................................27

4.01     TITLE TO THE SHARES...............................................................................17
4.02     AUTHORITY TO EXECUTE AND PERFORM AGREEMENT........................................................27
4.03     No STOCKHOLDERS DEFAULTS OR CONSENTS..............................................................28


ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE BUYER....................................................28

5.01     CORPORATE EXISTENCE AND QIIALIF7CATION..............................................................
5.02     AUTHORITY, APPROVAL AND ENFORCEABILITY..............................................................
5.03     NO DEFAULT OR CONSENTS............................................................................28
5.04     No PROCEEDINGS....................................................................................29
5.05     BROKERAGE.........................................................................................29


ARTICLE VI - OBLIGATIONS PRIOR TO CLOSING....................................................................

6.01     BUYER'S ACCESS TO INFORMATION AND ASSETS..........................................................30
6.02     COMPANY'S CONDUCT OF BUSINESS AND OPERATIONS......................................................30
6.03     GENERAL RESTRICTIONS..............................................................................31
6.04     NOTICE REGARDING CHANGES..........................................................................33
6.05     PREFERENTIAL PURCHASE RIGHTS......................................................................33
6.06     CONSENTS AND BEST EFFORTS.........................................................................33
6.07     TERMINATION OF INSURANCE POLICIES.................................................................34
6.08     CASUALTY LOSS.....................................................................................34
6.09     EMPLOYEE MATTERS..................................................................................34
6.10     NO SOLICITATION...................................................................................34
6-11     -EMPLOYMENT AGREEMENT.............................................................................35
6.12     STOCKHOLDERS' AGREEMENT...........................................................................35

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ARTICLE VII - CONDITIONS TO STOCKHOLDERS AND

BUYER'S OBLIGATIONS........................................................................................35

7.01     CONDITIONS TO OBLIGATION OF ALL PARTIES...........................................................35
7.02     CONDITIONS TO OBLIGATIONS OF STOCK HOLDERS........................................................36
7.03     CONDITIONS TO OBLIGATIONS OF THE BUYER............................................................37


ARTICLE VIII - SURVIVAL ...................................................................................39

ARTICLE IX - INDEMNIFICATION ..............................................................................40

9.01     OBLIGATION OF THE STOCKHOLDERS TO INDEMNIFY.......................................................40
9.02     OBLIGATION OF THE BUYER TO INDEMNIFY..............................................................40
9.03     NOTICE AND OPPORTUNITY TO DEFEND..................................................................41
9.04     SET-OFF RIGHTS....................................................................................42

ARTICLE X - POST-CLOSING OBLIGATIONS.......................................................................42

10.01    FURTHER ASSURANCES................................................................................43
10-02    PUBLICITY.........................................................................................43
10.03    ACCESS To RECORDS.................................................................................43

ARTICLE XI - MISCELLANEOUS.................................................................................43

11.01    SULLAIR NAME......................................................................................43
11.02    BROKERS...........................................................................................43
11.03    COSTS AND EXPENSES................................................................................44
11.04    NOTICES...........................................................................................44
11-05    GOVERNING LAW.....................................................................................44
11-06    REPRESENTATIONS AND WARRANTIES....................................................................46
11.07    ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS..........................................................47
11-08    BINDING EFFECT AND ASSIGNMENT.....................................................................47
11-09    REMEDIES..........................................................................................47
11-10    EXHIBITS AND SCHEDULES............................................................................47
11.11    MULTIPLE COUNTERPARTS.............................................................................48
11.12    REFERENCES........................................................................................48
11.13    SURVIVAL..........................................................................................48
11.14    ATTORNEYS' FEES...................................................................................48

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ARTICLE XII - DEFINITIONS.................................................................................48

12.01    AFFILIATE........................................................................................49
12.02    COLLATERAL AGREEMENTS............................................................................49
12.03    COMPANY ASSETS...................................................................................49
12.04    DAMAGES..........................................................................................49
12.05    GOVERNMENTAL AUTHORITIES.........................................................................49
12.06    KNOWLEDGE........................................................................................50
12.07    LEGAL REQUIREMENTS                 ................................................................
12.08    PERMITS         .................................................................................50
12.09    PROPERTIES.......................................................................................50
12.10    PROPORTIONAL SHARE                .................................................................
12.11    USED    .........................................................................................50
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                                                 LIST OF SCHEDULES
Schedule 1.03(b)(1).....................................      Calculation of the Shares' premium
Schedule 1.03(b)(ii)....................................      Shareholders Agreement
Schedule 1.04(c)........................................      List of Accounting Firms
Schedule 1.05...........................................      Letter of Credit
Schedule 2.04(a)(i).....................................      Stockholders' Account
Schedule 2.04(b)(i).....................................      Company's Account
Schedule 3.01(a)........................................      By-laws of the Company, the controlled Companies
                                                              and the Related Company

Schedule 3.03...........................................      Agreements Relating to Company Capital Stock,
                                                              and Accrued and Unpaid Dividends

Schedule 3.05...........................................      Company Defaults or Consents
Schedule 3.07...........................................      Financial Statements
Schedule 3.09...........................................      Accounts Receivable
Schedule 3.10(a(i)......................................      Employees
Schedule 3.10(a)(ii)....................................      Employment Agreements
Schedule 3.10(a)(iii)...................................      Key Employees
Schedule 3.10(i)........................................      Labor Proceedings
Schedule 3.12...........................................      Absence of Certain Changes
Schedule 3.13...........................................      Commitments
Schedule 3.15...........................................      License Agreements
Schedule 3.17(a)........................................      Real Property Owned
Schedule 3.17(b)........................................      Title to Assets
Schedule 3.19...........................................      Litigation and Defaults
Schedule 3.21...........................................      Banks Accounts
Schedule 3.22...........................................      Suppliers and Customers
Schedule 3.30...........................................      Tax Matters
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                                LIST OF EXHIBITS

Exhibit A - Stockholders

Exhibit B - Employment Agreement between the company and Alejandro Oxenford

Exhibit C - Shareholders' Agreement Exhibit D - Opinion of Baker & McKenzie

Exhibit E - Opinion of the law firm Basiliro, Fernandez Madero & Duggan.

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                   STOCK PURCHASE A-ND SUBSCRIPTION AGREEMENT

         This STOCK PURCHASE AND SUBSCRIPTION AGREEMENT (the "Agreement") is made and entered into as of June 29, 1998, by and among (i) NEFF CORP., a Delaware corporation (the "Buyer"), (ii) SULLAIR ARGENTINA, S.A., a corporation organized under the laws of the Republic of Argentina (the "Company"), and (iii) each of the stockholders listed on EXHIBIT A hereto (the "Stockholders") of the Company.

                             PRELIMINARY STATEMENT:

         A. The Buyer desires to become the owner of 65% of the outstanding stock and votes of the Company through (A) the purchase from the Stockholders of 54,638 shares (the "Stockholder Shares") and (B) the subscription of 3,608 shares to be issued by the Company through a capital contribution by Buyer (the "Company Shares"), upon the terms and subject to the conditions set forth herein.

         B. The Stockholder Shares and the Company Shares shall be jointly referred to as the "Shares".

         C. Capitalized terms used herein which have not been defined prior to such use shall have the respective meanings given such terms in Article XII hereof.

                                    AGREEMENT

         In consideration of the premises and the respective mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                  SUBSCRIPTION AND SALE AND PURCHASE OF SHARES

         SECTION 1. 01. SUBSCRIPTION OF COMPANY COMMON STOCK BY BUYER.

         (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 2.01 hereof, the Company shall issue, transfer, convey and deliver to the Buyer, and the Buyer shall subscribe and accept from the Company 3,609 Company Shares.

         (b) To effect the transfers contemplated by Section 1.01 (a), at the Closing, the Company shall issue and deliver to the Buyer stock certificates representing the Company Shares being issued by the Company and subscribed by the Buyer hereunder, against payment of the capital contribution in accordance with Section 1.03 hereof.

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 SECTION 1.02 SALE AND PURCHASE OF COMPANY COMMON STOCK -FROM THE STOCKHOLDERS.

         (a) On the terms and subject to the conditions of this Agreement at the Closing, each Stockholder shall sell, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Stockholder, the number of Stockholder Shares set forth opposite the name of each such Stockholder on EXHIBIT A hereto under the heading "Number of Stockholder Shares Purchased."

         (b) To effect the transfers contemplated by Section 1.02(a), at the Closing, each Stockholder shall deliver, or cause to be delivered, to the Buyer, stock certificates representing the Stockholder Shares being sold by such Stockholder hereunder, together with a notice to the Company for transfer of the Shares to the Buyer on the books of the Company, against payment therefor in accordance with Section 1.03 hereof.

         SECTION 1.03       PURCHASE PRICE AND PAYMENT

         (a) The aggregate price for (i) the Company Shares being subscribed by the Buyer pursuant to Section 1.01 and (ii) the Stockholder Shares being purchased by the Buyer from the Stockholders pursuant to Section 1.02, shall be an amount equal to thirty five million six hundred and eighty six thousand two hundred and seventy four dollars (U.S.$35,686,274) (the "Stock Price"). Starting May 15, 1998 and until Closing, Buyer shall pay monthly interest on the Stock Price calculated at an annual rate equal to 8.5%.

         (b) At the Closing, the following payments shall be made by the Buyer as indicated below;

                  (i) the Buyer shall deliver and pay to the Company for the Company Shares an aggregate amount of three million dollars (U.S. $3,000,000) as a capital contribution to the Company. Through this payment, the Company shall conduct an extraordinary shareholders meeting On the Closing Date in order to capitalize such payment under a premium as described in Schedule 1.03. (b) (i); and

                  (ii) the Buyer shall deliver and pay to the Stockholders for the Stockholder Shares, an aggregate amount equal to thirty two million six hundred and eighty six thousand two hundred and seventy four dollars (U.S.$32,686,274) to be allocated among the Stockholders as set forth on EXHIBIT A.

                  The Parties hereto acknowledge that the price per share established for the Company Shares may differ from the price per share established for the Stockholder Shares. This difference may be due to the effect of the Earn-Out Payments (as defined in Section 1.04 hereinbelow) on the purchase price for the Stockholder Shares. Furthermore, the parties, having been duly advised by their respective legal counsel, fully agree and consent thereon and hereby waive any right they may have to file claims on the basis of a difference in price.

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                  In exchange for the payments described in (i) and (ii), the
Buyer shall receive, on the Closing Date, Shares representing 65% of the capital and votes of the Company.

                  For purposes of the capital contribution and the corresponding issuance of Company Shares, the Stockholders hereby explicitly waive in this act their right of first refusal to subscribe for and purchase said Company Shares. The Stockholders also waive the preemptive and accruing subscription rights granted to them in the Company's by-laws, as well as the right of first refusal that the Stockholders granted to each other through the Shareholders' Agreement dated August 25, 1987 and attached hereto as Schedule 1.03 (b) (ii). As of the Closing Date, said Shareholders' Agreement shall be terminated and be of no further force or effect.

         SECTION 1.04 EARN-OUT. (a) As additional consideration for the sale of the Stockholder Shares, subject to the provisions of Section 1.04(c), the Buyer shall deliver to the Stockholders for allocation among the Stockholders in accordance with their respective Proportionate Share in cash by wire transfer of immediately available funds, additional payments for the Stockholder Shares being purchased by the Buyer (the "Earn-Out Payments"), subject to reduction as provided in Section 1.04(c), determined as follows:

                  (i) on or before April 30, 1999, an aggregate amount equal to 82-843% of the Company's Net Income (as defined and determined pursuant to Section 1.04 (b) hereof) for the year ended December 31, 1998, as determined by reference to the 1998 financial statements of the Company audited by Price Waterhouse and prepared 'm accordance with U-S. generally accepted accounting principles applied in a consistent manner ("GAAP"). The Stockholders acknowledge that they have been duly advised by their own counsels on the meaning of the GAAP and are fully aware of its use for conventional purposes which do as not exclude the compliance by the Company of Argentine accounting laws and regulations.

                  (ii) on or before April 30, 2000, an aggregate amount equal to 82.943% of the Company's Net Income for the year ended December 31, 1999, as determined by reference to the 1999 financial statements of the Company audited by Price Waterhouse and prepared in accordance with GAAP.

         (b) For purposes of this Section 1.04, "Net Income" shall mean the net income of the Company after income tax, modified as follows:

                  (i) to the extent included in the net income of the Company, excluding the effect of the following items-

                           (A) the gain or loss from any sale, exchange or other
disposition of assets other than in the ordinary course of business consistent with past practice or in arms length conditions;

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                           (B) the gain or loss from the sale or exchange of
securities, or any increase or reduction in the carrying value of such securities;

                           (C) any extraordinary gain or loss;

                           (D) any expenses directly or indirectly incurred in
connection with the acquisition by the Buyer of the Shares and the other transactions contemplated under this Agreement; first-out basis;

                           (E) the effect of valuing inventories on a
first-in-first-out basis;

                           (F) any gain, loss, income or expense resulting from
a change in the Company's accounting methods, principles or practices or a change in GAAP or any GAAP election or treatment not made or utilized by the Company in its audited 1997 financial statements;

                           (G) any employee termination or other costs arising
out of a consolidation of services or facilities or other reorganization of the Company subsequent to the consummation by the Buyer of the Stock Purchase;

                           (H) any reserves or adjustments to reserves which are
not consistent with past practices of the Company; and

                           (I) any loss suffered by the Company and having a
negative effect on the net income of the Company, as a result of, and to the extent of, any indemnification claim which was paid by the Stockholders under the provisions of Article 9 hereof; and

                  (ii) any other adjustments agreed to in writing by the Buyer and the Stockholders.

All adjustments described herein from (A) to (ii) included, shall be considered net of taxes.

         (c) On or before each of March 15, 1999 and 2000, the Buyer shall cause the Company to prepare and deliver to the Stockholders the consolidated balance sheet and income statement for the immediately preceding calendar year (the "Financial Statements") which statements shall be prepared in accordance with GAAP, applied in a manner consistent with the Company's past practices, if any, along with a statement setting forth in reasonable detail the computation of Net Income, including identification of all excluded items and adjustments and all necessary calculations in accordance with Section 1.04(b) hereof The calculation of Net Income shall be used in determining the amounts to be paid under Section
1.04 unless any of the Stockholders give the Buyer notice (the "Net Income Dispute Notice") that such Stockholders dispute the Buyer's calculation of Net Income within thirty (30) days after the initial determination of Net Income has been given to the Stockholders, which notice shall set forth in reasonable detail the exclusions or calculations being disputed in good faith (the "Disputed Net Income Matters"). In the event a Net Income Dispute Notice is timely given to the Buyer, the Stockholders shall

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elect an internationally recognized accounting firm from the list attached as
Schedule 1.04 (c) hereto ( "Stockholders' Accounting Finn"), within fifteen (15) days of receipt of the Net Income Dispute Notice by Buyer. Stockholders" Accounting Finn and the accounting firm that determined the Net Income for Buyer ("Buyer's Accounting Firm") shall settle the dispute within thirty (30) days from their appointment. If the Disputed Net Income Matters are not settled within the period of time mentioned above, the dispute shall be submitted by the Stockholders' and Buyer's Accounting Firms to a third accounting firm to be taken from the list contained in Schedule 1.04 (c) (the "Net Income Arbitrator"), which shall be instructed to arbitrate such disputed item(s) and determine Net Income within thirty (30) days of their appointment. The Net Income Arbitrator shall consider only the Disputed Net Income Matters. The resolution of disputes by the Net Income Arbitrator shall be set forth in writing and shall be conclusive and binding upon and non-appealable by the parties, and the determination of Net Income shall become final upon the date of such resolution, and may be entered as a final judgment in any court of proper jurisdiction. The fees and expenses of the Net Income Arbitrator with respect to settlement of each Disputed Matter shall, to the extent such fees and expenses are allocable, be borne in each such instance by the party against whom the award of the Net Income Arbitrator is made, and if allocation is not feasible in any such instance, then such fees and expenses shall be borne by the parties in reverse proportion to the number of Disputed Net Income Matters settled in their respective favor by the Net Income Arbitrator. If the Financial Statements are delivered later than March 30, 1999 and March 30, 2000 the payment dates described in paragraphs (a) (i) and (ii) shall be extended for a thirty day period counted as from the delivery date of the Financial Statements.

         (d) Notwithstanding anything in this Agreement to the contrary, if a Net Income Dispute Notice has been delivered with respect to any payment to be made under this Section 1.04, and the dispute has not been resolved by the payment due date, (i) the amount not in dispute shall be paid as required hereunder, and (ii) the Buyer shall have no obligation to pay any amount until ten (10) days after the date on which the dispute is resolved, provided, however, that the amounts resolved to have been incorrectly unpaid by Buyer under this Section 1.04 shall bear interest at an annual rate of Prime plus five, from the payment due date until the date of actual payment.

         (e) Notwithstanding anything to the contrary in this Section 1.04, the aggregate Earn-Out Payments shall not exceed twelve million seven hundred and forty five thousand and ninety seven dollars (U.S-$12,745,097).

         SECTION 1.05. GUARANTEE. AS a guarantee for the additional consideration which may be paid pursuant to Section 1.04 (a) above, the Buyer shall, on the Closing Date, open a letter of credit (the "Letter of Credit") for a maximum amount of US$ 10,000,000 (ten million dollars of the United States of America) substantially in the form of Schedule 1.05 hereto, to the satisfaction of the Stockholders. The Stockholders will be able to draw on the Letter of Credit the amount of the Earn-out Payments which are not paid, upon the later to occur of (i) within ten business days after the date such Earn-out Payments are due or (ii) if there shall be Disputed Net Income Matters, within ten business days following the final resolution of the dispute by the Net Income Arbitrator up to a maximum amount Of US$ 10,000,000. The cost of the Letter of Credit shall

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be borne entirely by the Buyer, however, if the aggregate amount paid by the
Buyer under the Earn-Out Payments is less than US$ 1.0,000,000, then the Stockholders shall bear the cost of the Letter of Credit with respect to the difference between US$ 10,000,000 and the aggregate amount that was actually paid by Buyer as Earn-Out Payments; and the Buyer shall be permitted to deduct such cost from the amount due as Earn-Out Payments by the Buyer to the Stockholders, if any. After payment by J3uyer of the first installment of the Earn-Out Payments, contemplated in Section 1.04 (a) (i), the letter of credit shall be reduced in the amount necessary to guarantee the difference between US$ 12,745,097 and what was paid under Section 1.04 (a) (i).

         SECTION 1. 06. CURRENCY PAYMENT. All payments under this Agreement shall be made -in freely available U.S. Dollars. In the event that payment in freely available U.S. Dollars is legally impracticable, payments hereunder shall be made in Argentine currency in the amount necessary to purchase in New York or Montevideo, the amount of U.S. Dollar denominated Argentine securities as elected by the Stockholders, to purchase, net of taxes, commissions and expenses, the amounts due in U.S. Dollars.

                                   ARTICLE II
                                     CLOSING

         SECTION 2.01. Subject to the satisfaction of the conditions stated in
Article VII of -this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m., Buenos Aires time, on June 29, 1998 or, if the conditions set forth in Sections 7.01 through 7.03 have not been satisfied or waived on such date, no later than seven (7) days after all such conditions shall have been satisfied or waived, at the offices of Baker & McKenzie, Avenida Leandro N. Alem 1110, Piso 13, 1001 Buenos Aires, Argentina, unless another date or place is agreed to in writing by the parties hereto. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date." The Closing shall be deemed completed as of 11:59 p.m. Buenos Aires time on the night of the Closing Date, and all transactions described in Article I hereof shall be deemed to have occurred concurrently.

         SECTION 2.02 DELIVERIES BY STOCKHOLDERS TO BUYER. At or prior to the Closing, the Stockholders shall deliver to the Buyer:

         (i) certificates representing 54,638 Stockholder Shares;

         (ii) the resignations of all members of the board of directors of the Company to their positions and fees as set forth in Section 7,03(h) (subject to appointment as provided in the Stockholders' Agreement referred to in Section
6.12 hereof);

         (iii) a certificate executed by the Company to the effect that the conditions set forth in Sections 7.03(a) through 7.03(d), have been satisfied;

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         (iv) the opinion of counsel set forth in Section 7.03(e);

         (v) the executed Collateral Agreements to which any of them is a party;

         (vi) evidence of the consents required pursuant to Section 7.03(i); and

         (vii) notice of transfer of the Shares from the Stockholders addressed to the Company.

         SECTION 2.03 DELIVERIES BY THE COMPANY TO THE BUYER. At or prior to Closing, the Company shall issue and deliver to the Buyer:

         (i) certificates representing 3,608 Company Shares;

         (ii) the executed Collateral Agreements to which it is a party; and

         (iii) all necessary corporate resolutions to validly issue and deliver 3,608 Company Shares to the Buyer.

         SECTION 2.04 DELIVERIES BY THE BUYER

         (a) At or prior to the Closing, the Buyer shall deliver to the Stockholders by wire transfer in immediately available fends to the Stockholders, the payment described in Section 1.03(b)(ii) - the Accounts indicated in Schedule 2.04(;a)(i);

                  (i) by wire transfer in immediately available funds to the Stockholders, the payment described in Section 1.03(b)9ii) in the Accounts indicated in SCHEDULE 2.04(A)(I);

                  (ii) a certified copy of all necessary corporate action on the Buyer's behalf approving the execution, delivery and performance of this Agreement pursuant to Section 7.02(a);

                  (iii) a certificate executed by an authorized officer of the Buyer on behalf of the Buyer to the effect that the conditions set forth in Sections 7.02(b) and 7.02(c) have been satisfied;

                  (iv) the opinion of counsel set forth in Section 7.02(d); and

                  (v) the executed Collateral Agreements to which it is a party;

                  (vi) the Letter of Credit set forth in Section 1.05.

         (b)      At or prior to Closing, the Buyer shall deliver to the Company

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                  (i) as a capital contribution, the payment described in
Section 1.03(b)(i) by wire transfer immediately available funds in the account indicated in SCHEDULE 2.04(B)(I);

                  (ii) a certified copy of all necessary corporate action on the Buyer's behalf approving the execution, delivery and performance of this Agreement pursuant to Section 7.02 (a);

                  (iii) a certificate executed by an authorized officer of the Buyer on behalf of the Buyer to the effect that the conditions set forth in Sections 7.02 (b) and 7.02 (c) have been satisfied; and

                  (iv) the opinion of counsel set forth in Section 7.02 (d).

         SECTION 2.05 TERMINATION IN ABSENCE OF CLOSING.

         If by the close of business on August 31, 1998 (the "Termination Date"), the Closing has not occurred, then any party hereto may thereafter terminate this Agreement by written notice to such effect to the other parties hereto, without liability of or to any Party to this Agreement or any shareholder, director, officer, employee or representatives of such party unless the reason for Closing having not occurred is (i) such party's willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party's obligations set forth in Article VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.01, the failure of such party to perform its obligations under this Article 11 on such date; provided, however, that the provisions of Sections 14, 15 and 16 of that certain letter of intent (the "Letter of Intent") dated March 26, 1998 between the Buyer, the Company and the Stockholders shall survive any such termination; and provided further, however, that any termination pursuant to this Section
2.05 shall not relieve any party hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such party's willful breach of the provisions of this Agreement, or (y) if all of the conditions to such party's obligations set forth in Article VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to
Section 2.01, the failure of such party to perform its obligations under this
Article 11 on such date.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         The Stockholders,- severally but not jointly, represent and warrant to the Buyer that:

         SECTION 3.01 CORPORATE EXISTENCE, AND QUALIFICATION: CORPORATE
DOCUMENTS

         (a) Each of the Company and its Controlled and Related Companies, as defined in (e) hereinbelow, is a corporation duly organized, validly existing and in good standing under the laws of their respective place of incorporation, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction where the failure to so qualify would have a material adverse effect on the Company or its Controlled and Related Companies. Each of the Company and its Controlled and Related Companies has all required corporate power and authority to own its properties and to carry on its business as presently conducted. The Company has all required corporate power and authority to execute and deliver this Agreement and the documents, instruments and agreements contemplated hereby. The By-laws of the Company and its Controlled and Related Companies ("Estatutos"), copies of which are attached as Schedule 3.01(a), are complete and reflect all amendments thereto through the date hereof.

         (b) The stock registry and minutes books of the Company and its Controlled and Related Companies that have been made available to the Buyer for review contain a complete and accurate record of all stockholders of the Company and its Controlled and Related Companies, and all material actions of the stockholders and directors (and any committees thereof) of the Company and its Controlled and Related Companies.

         (c) Except for the Controlled Companies and the Related Companies (as defined hereinbelow) , the Company does not have any subsidiaries, participate in any partnership or joint venture, or own any outstanding capital stock of any other corporation. For purposes of this Agreement, "Controlled Companies" shall mean Bahian S.A. and Sullair San Luis S.A., and "Related Companies" shall mean Sullair do Brasil Ltda.

         SECTION 3.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company, and the Company has all requisite power and legal authority to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

         SECTION 3.03 CAPITALIZATION AND OWNERSHIP. As of the date of this Agreement, the entire authorized capital stock of the Company consists of 86,000 shares. The issued and outstanding Stockholder Shares are owned by the Stockholders shown on EXHIBIT A hereof All of the presently outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable. The Company has not issued any other shares of its capital stock and there are no outstanding options, warrants, subscriptions or other rights or obligations to purchase or acquire any of such shares, capital contributions nor any outstanding securities convertible into or exchangeable for such shares, Except as disclosed on SCHEDULE 1.03 (B)(II) or as contemplated under this Agreement, there are no agreements to which the Company is a party or has knowledge regarding the issuance, registration, voting or transfer of its outstanding shares of its capital stock. Except as set forth on SCHEDULE 3.03, no dividends are accrued but unpaid on any capital stock of the Company. Upon delivery of and payment for the Company Shares to be issued by the Company and subscribed by the Buyer hereunder, the Buyer will acquire good and valid title thereto, free and clear of any lien or other encumbrance.

         SECTION 3.04 PREEMPTIVE RIGHTS: REGISTRATION RIGHTS. There are no preemptive rights affecting the issuance or sale of the Company's capital stock, except as established (i) under Argentine Law, and (ii) under the Shareholders' Agreement attached hereto as Schedule 1.03(b)(ii). Immediately following the Closing, the Company will not be under any contractual obligation to register (in compliance with the filing requirements and being deemed effective under any applicable federal or state securities laws and the rules and regulations promulgated thereunder) any of its presently outstanding securities or any of its securities which may hereafter be issued.

         SECTION 3.05 NO COMPANY DEFAULTS OR CONSENTS. Except as otherwise set forth in SCHEDULE 3.05 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

         (i) violate or conflict with any of the terms, conditions or provisions of the bylaws of the Company and/or its Controlled and Related Companies;

         (ii) violate any Legal Requirements applicable to the Company and/or its Controlled Companies;

         (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit applicable to the Company and/or its Controlled Companies;

         (iv) result in the creation of any lien, charge or other encumbrance on the shares of capital stock or any Property of the Company and/or its Controlled Companies; or

         (v) require any of the Stockholders or the Company to obtain or make any waiver, consent, action, approval or authorization to or registration, declaration, notice or filing with, any private nongovernmental third party or any Governmental Authority. Any and all consents required to be obtained by the Company and/or its Controlled Companies as set forth in Schedule 3.05 shall be obtained and copies thereof delivered to the Buyer upon execution of this Agreement;

         except in the case of each of clauses (ii)-(v) for any such conflicts, violations, breaches, defaults or other occurrences which would not individually or in the aggregate, result in a material adverse effect on the Company and/or its Controlled Companies.

         SECTION 3.06 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain any of the Stockholders or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company, or its Properties, as a result of the consummation of this Agreement.

         SECTION 3.07 FINANCIAL STATEMENTS. Attached as Schedule 3.07 are true and correct copies of the Company's unaudited consolidated balance sheets at March 31, 1998 (the "Interim Balance Sheet") and the related statements of income, stockholders' equity and cash flow for the three months then ended (the "Interim Financial Statements"), as well as the Company's and the Controlled and Related Companies' balance sheets and statements of income, stockholders' equity and cash flow as of and for the year ended December 31, 1997 (the "Audited 1997 Financial Statements"). The foregoing financial statements (collectively the "Financial Statements") (i) have been prepared from the books and records of the Company and the Controlled and Related Companies, (ii) present fairly the financial condition of the Company and the Controlled and Related Companies and their results of operations as at and for the respective periods then ended, and
(iii) have been prepared in accordance with GAAP in force in the place of incorporation of the Company and the Controlled and Related Companies (except for the omission of footnotes in the Interim Financial Statements).

         SECTION 3.08 LIABILITIES AND OBLIGATIONS. The Financial Statements reflect all liabilities of the Company and the Controlled Companies as determined in accordance with GAAP in force in the place of incorporation of the Company and the Controlled Companies arising out of transactions effected or events occurring on or prior to the date of the Interim Balance Sheet, except for liabilities not exceeding U.S.$10,000 in the aggregate. All reserves shown in the Financial Statements are appropriate and reasonable to provide for losses thereby contemplated. Except as set forth in the Financial Statements, each of the Company and the Controlled Companies is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity.

         SECTION 3.09 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Interim Balance Sheet and all accounts receivable arising between March 31, 1998 and the date hereof, arose from bona fide transactions in the ordinary course of business are collectible and duly recorded according to the Company's and the Controlled Companies' accounting practices, and no further filings (with Governmental Authorities, insurers or others) are required to be made, no father goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company and the Controlled Companies to collect the accounts receivable in full. Except as otherwise set forth in SCHEDULE 3.09, no such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the Interim Balance Sheet, no defense or setoff to any such account has been asserted by the account obligor.

         SECTION 3.10 EMPLOYEE MATTERS.

         (a) (i) SCHEDULE 3.10(A)(I) sets forth the name, date of employment, date of inception of benefits, job title, monthly compensation, and eligibility for prizes of each regular, full time or part time employee of the Company and the Controlled Companies (the "EMPLOYEES"), including every employee of the Company and the Controlled Companies on authorized leave of absence who has a right to return to employment, and the organizational charts of the Company and the Controlled Companies;

         (ii) SCHEDULE 3..10(*)(II) sets forth each and every collective bargaining, union, or other employee association agreement; employment, managerial, advisory, and consulting agreements; employee confidentiality OR other agreements ("Employment Agreements") executed by the Company and the Controlled Companies. The Company and the Controlled Companies represent and warrant to Buyer that no employee handbooks) published by the Company and/or the Controlled Companies is currently outstanding;

         (iii) SCHEDULE 3.10(G)(III) contains a complete and accurate list of the names, titles and compensation of all executive officers of the Company and the Controlled Companies, regardless of compensation levels, and other employees who are currently compensated at a rate in excess of U.S.$50,000 per year (including any reasonably anticipated bonus) or who earned in excess of U.S.$50,000 during the year ended December 31, 1997 (collectively, the "Key Employees"),

         (b) Neither the Company nor the Controlled Companies sponsor, maintain or make contribution to, or are required to, sponsor, maintain or make contribution to, any pension, retirement, savings, profit sharing, bonus, deferred compensation, incentive compensation, excess benefit, supplemental retirement, stock purchase, stock option, severance, hospitalization, medical, life insurance, dental, vision, disability, salary continuation, supplemental unemployment and fringe benefit plan, orally other agreement or plan or funding arrangement (such plans are referred to collectively as the "PLANS"; except as required under Argentine Social Security Laws;

         (c) The Company has provided the Buyer with a complete and accurate list of all significant employee policies and procedures.

         (d) To the Knowledge of the Company and the Controlled Companies, no unwritten material amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Plans, Employment Agreements or employee policies and procedures.

         (e) Each of the Company and its Controlled Companies (i) has been and is in material compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) are not liable in any material amount for any arrears of wages or penalties for failure to comply with any of the foregoing. Each of the Company and its Controlled Companies has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex., national origin, age or handicap in its employment conditions or practices. To the Knowledge of the Company and the Controlled Companies, there are no (i) material unfair labor practice charges or complaints or racial, color, religious, sex, national origin, race or handicap discrimination charges or complaints pending or threatened against the Company and the Controlled Companies before the Labor Authorities or any similar state or foreign commission or agency, or (ii) existing or threatened material labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company and the Controlled Companies.

         (f) no agreement (including any collective bargaining agreement) or order which is binding on the Company and the Controlled Companies in any way limits or restricts the Company and the Controlled Companies from relocating or closing any of its operations, or terminating any of its employees;

         (g) the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby will not result in, accelerate or increase any obligation or liability (with respect to termination payments, accrued benefits, or otherwise) to any Plan or to any employee or former employee of the Company and the Controlled Companies or cause, or be deemed to cause, the termination of any employee, except for officers whose resignations will be tendered at the Closing;

         (h) except to the extent (if any) to which provisions have been made in the Balance Sheets of the Company and the Controlled Companies: (1) no liability has been incurred by the Company and/or the Controlled Companies for breach of any employment agreement, for redundancy payments or for compensation for wrongful dismissal or for failure to comply with any order for the re-engagement of any employee or for any other liability accruing from the termination or variation of any contract of employment; (2) no gratuitous payment has been made or promised by the Company and/or the Controlled Companies in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any employee or former employee; (3) no liability has been incurred by the Company and the Controlled Companies for accident or injury to any of their employees; (4) no liability has been incurred by the Company and/or the Controlled Companies for any tax contribution and/or retention of salaries and other remuneration of personnel pertaining to their indirect or alleged employment relationships with the Company and/or the Controlled Companies; and (5) all withholding taxes, social security contributions and respective employees contributions have been made by the Company and/or the Controlled Companies as per their respective due dates for all employees.

         (i) SCHEDULE 3.10(I) lists all labor proceedings currently pending against the Company and/or the Controlled Companies.

         (j) No member of executive management of the Company and/or the Controlled Companies has indicated his or her desire or intent to terminate employment with the Company and/or the Controlled Companies, and each of the Company and/or the Controlled Companies has no present intent of terminating any member of management.

         SECTION 3. 11 EMPLOYEE BENEFIT MATTERS. Each Plan that is required by applicable Law to be funded is so funded, and if a Plan is not required to be funded, the benefits payable under such Plan are adequately reserved for in the Interim Balance Sheet; and there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or threatened with respect to any Plan, and there are no facts which could give rise to any such actions, suits or claims (other than routine claims for benefits -M the ordinary course).

         SECTION 3.12 ABSENCE OF CERTAIN CHANGES. Except as set forth in
SCHEDULE 3.12, from the date of the Interim Balance Sheet to the date of this Agreement, each of the Company and/or the Controlled Companies has not:

         (a) suffered any material adverse change, whether or not caused by any deliberate act or omission of the Company and for the Controlled Companies or any stockholder of the Company and/or the Controlled Companies, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects;

         (b) contracted for the purchase of any capital assets having a cost in excess of $50,000 or paid any capital expenditures in excess of $50,000, except in the ordinary course of business consistent with past practices;

         (c) incurred any indebtedness for borrowed money or issued or sold any debt securities, except in the ordinary course of business;

         (d) incurred or discharged any liabilities or obligations except in the ordinary course of business;

         (e) paid any amount on any indebtedness prior to the due date, forgiven or canceled any debts or claims or released or waived any rights or claims, except in the ordinary course of business;

         (f) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its Properties or Company or Controlled Companies Assets, except in the ordinary course of business;

         (g) suffered any damage or destruction to or loss of any Company or Controlled Companies Assets (whether or not covered by insurance) that has materially adversely affected, or could materially adversely affect, its business;

         (h) acquired or disposed of any Company or Controlled Companies Assets except in the ordinary course of business;

         (i) written up or written down the carrying value of any of the Company or Controlled Companies Assets, except in the ordinary course of business;

         (j) changed any accounting principles, methods or practices followed or changed the costing system or depreciation methods of accounting for the Company or Controlled Companies Assets;

         (k) waived any material rights or forgiven any material claims;

         (l) lost, terminated or experienced any change in the relationship with any employee, customer, joint venture partner or supplier, which termination or change has materially and adversely affected, or could reasonably be expected to materially and adversely affect, its business or Company or Controlled Companies Assets;

         (m) increased the compensation of any director or officer;

         (n) increased the compensation of any employee except in the ordinary course of business;

         (o) made any payments to or loaned any money to any person or entity except in the ordinary course of business;

         (p) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

         (q) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights or, except pursuant to the terms of existing preferred stock of the Company or the Controlled Companies, paid any dividends or made any distribution to the holders of the Company's or the Controlled Companies' capital stock:

         (r) entered into any material agreement with any person or group, or modified or amended in any material respect the terms of any material existing agreement except in the ordinary course of business;

         (s) entered into, adopted or amended any Employee benefit Plan;

         (t) entered into any agreement (written or oral) to do any of the foregoing, except in the ordinary course of business consistent with past practice.

         SECTION 3.13 COMMITMENTS. Except the material contracts, agreements, commitments and other arrangements, whether oral or written, to which each of the Company and the Controlled Companies is a party (the "Contracts") set forth in SCHEDULE 3.13, each of the Company and the Controlled Companies has not entered into, nor is the capital stock, the assets or the business of the Company or the Controlled Companies bound by, whether or not in writing any

         (i) partnership or joint venture agreement;

         (ii) deed of trust or other security agreement, except in the ordinary course of business;

         (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond;

         (iv) debt instrument, loan agreement or other obligation realting to indebtedness for borrowed money or money lent or to be lent to another, except in the ordinary course of business;

         (v) deed or other document evidencing an interest in or contract to purchase or sell real property;

         (vi) agreement with dealers or sales or commission agents, investment bankers, financial advisors, business brokers, public relations or advertising agencies, accountants or attorneys, except with respect to confidentiality agreements;

         (vii) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee, except in the ordinary course of business;

         (viii) agreement between the Company and any Controlled and/or Related Company;

         (ix) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is a Controlled Company or affiliate of the Company;

         (x) any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $50,000 in the aggregate, except in the ordinary course of business;

         (xi)     powers of attorney;

         (xii)    contracts containing noncompetition covenants;

         (xiii) any other contract or arrangement that involves either an unperformed commitment in excess of $50,000 or that terminates more than thirty
(30) days after the date hereof, except in the ordinary course of business;

         (xiv) agreement relating to any material matter or transaction in which an interest is held by any person or entity referred to in SECTION 3.27;

         (xv) agreement providing for the purchase from a supplier of all or substantially all of the requirements of the Company of a particular product where such product accounts for more than 10% of the Company's gross inventory; or

         (xvi) any other agreement or commitment not made in the ordinary course of business that is material to the business or financial condition of the Company and the Controlled Companies.

         True, correct and complete copies of the written Contracts, and true, correct and complete written descriptions of the oral Contracts, have heretofore been delivered or made available to the Buyer. There are no existing material defaults, material events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute material defaults by the Company and the Controlled Companies, and no material penalties have been incurred nor are amendments pending, with respect to the Contracts. The Contracts are in full force and effect and are valid and enforceable obligations of the Company and the Controlled Companies, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity). Each of the Company and the Controlled Companies has not received notice of any material default with respect to any Contracts. For the purposes of this Section 3.13(a), the term "material" shall mean a condition the existence or breach of which could result in damage or loss to the Company and the Controlled Companies valued in excess of $50,000 individually or $150,000 in the aggregate.

         (b) Except as contemplated hereby, each of the Company and the Controlled Companies has not received notice of any plan or intention of any other party to any Contract to exercise any right to cancel or terminate any Contract. Each of the Company and the Controlled Companies does not currently contemplate, or have reason to believe any person or entity currently contemplates, any amendment or change to any Contract. None of the customers, joint venture partners or suppliers of the Company and the Controlled Companies has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated " it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Company and the Controlled Companies.

         SECTION 3.14 INSURANCE. Each of the Company and the Controlled Companies has previously delivered or made available to the Buyer all insurance policies of the Company and the Controlled Companies. All of such policies are valid and enforceable against the Company and the Controlled Companies, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or 'm equity).

         SECTION 3.15 USE OF NAME AND LOGO.

         (a) Each of the Company and the Controlled Companies (if applicable) has an authorization, in full force and effect, from Sullair Corporation to use the latter's corporate name and logo in the Company's and the Controlled Companies' business and in all the Company's and the Controlled Companies' business correspondence and papers, as provided under the License Agreement between Sullair Corporation and Sullair Argentina S.A., attached as SCHEDULE
3.15 hereto (the "License Agreement"). That authorization does not infringe or violate the rights of any third parties and its use is not subject to any further consent either of Sullair Corporation or of any other third party. No proceedings have been instituted, are pending or, to the knowledge of the Company and the Controlled Companies (if applicable) are threatened, that challenge the rights of the Company and the Controlled Companies (if applicable) to use the corporate name and logo of Sullair Corporation.

         SECTION 3.16 TRADE SECRETS AND CUSTOMER LISTS. Each of the Company and the Controlled Companies has the right to use, free and clear of any claims or rights of others, all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services presently sold or marketed by the Company or the Controlled Companies, as provided under the License Agreement. Each of the Company or the Controlled Companies is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of the Company or the Controlled Companies.

         SECTION 3.17 TITLE TO ASSETS; CONDITION OF ASSETS.

         (a) A description of all interests in real property owned by the Company and the Controlled Companies is set forth in Schedule 3.17(a).

         (b) Except as disclosed on Schedule 3.17(b), each of the Company and the Controlled Companies has good and marketable title to the Company and the Controlled Companies Assets, including, without limitation, those reflected on the Interim Balance Sheet (other than those since disposed of in the ordinary course of business), free and clear of all security interests, liens, charges and other encumbrances, except for (i) liens for taxes not yet due and payable or being contested in good faith in appropriate proceedings, and (ii) encumbrances that are incidental to the conduct of its business or ownership of property, not incurred in connection with the borrowing of money or the obtaining of credit, and which do not in the aggregate materially detract from the value of the assets affected or materially impair their use by the Company or the Controlled Companies. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company or the Controlled Companies are in good operating condition and repair (it being understood that a certain portion of the rental fleet is constantly being repaired), normal wear and tear excepted, are adequate and sufficient for the Company's and the Controlled Companies' business and conform in all material respects with all applicable ordinances, regulations and laws relating to their use and operation.

         (c) Neither the Company nor the Controlled Companies are currently lessees of any real estate property.

         SECTION 3.18 COMPLIANCE WITH LAWS. Each of the Company and the Controlled Companies has all material franchises, Permits, licenses and other rights and privileges necessary to permit it to own its properties and to conduct its business as Presently conducted. The business and operations of the Company and the Controlled Companies have been and are being conducted in accordance in all material respects with all applicable laws, rules and regulations, and each of the Company and the Controlled Companies is not in violation of any judgment, law or regulation except where any such violation would not have a material adverse effect on the

Company's or the Controlled Companies' results of operations, business, assets or financial condition.

         SECTION 3.19 LITIGATION., DEFAULT. Except as otherwise set forth in
Schedule 3.19, there are no claims, actions" suits, investigations or proceedings against the Company or the Controlled Companies pending or, to the Knowledge of the Company or the Controlled Companies, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that could reasonably be expected to have a material adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties, securities or financial condition of the Company or the Controlled Companies. Except as otherwise set forth in Schedule 3.19, each of the Company or the Controlled Companies is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would (i) constitute a default under, or breach or violation of, any Legal Requirement, Permit or Contract applicable to the Company, or (ii) accelerate or permit the acceleration of the performance required under, or give any other party the right to terminate, any Contract applicable to the Company or the Controlled Companies, other than defaults, breaches, violations or accelerations that would not have a material adverse effect on the business, operations, prospects, Properties, securities or financial condition of the Company or the Controlled Companies.

         SECTION 3.20 ENVIRONMENTAL MATTERS. The Company and the Controlled Companies have conducted all their operations in compliance with the requirements set forth in the Argentine Hazardous Waste Law Nbr. 24,051 ("HWL"). To the extent of this agreement "Hazardous Material" shall have the meaning ascribed thereto in the HWL. Neither the Company nor the Controlled Companies has received notice of any resolution stating the violation of Argentine environmental, health and safety laws. There has been no release or threat of release of any Hazardous Material at any other location for which the Company or the Controlled Companies may be held responsible. There are no administrative or judicial fines, or claims pending resulting from any safety liabilities or arising under Argentine law which may be deemed significant.

         SECTION 3.21 BANKS. SCHEDULE 3.21 sets forth the name of each bank, trust company or other financial institution and stock or other broker with which the Company or the Controlled Companies has an account, credit line or safe deposit box or vault.

         SECTION 3.22 SUPPLIERS AND CUSTOMERS SALES. SCHEDULE 3.22 sets forth all the Company's and the Controlled Companies' material suppliers during the twelve month period ended December 31, 1997, together with the dollar amount of goods purchased by the Company or the Controlled Companies from each such supplier during the twelve month period ended December 3 1, , as well as each of the principal customers of the Company and the Controlled Companies during the twelve month period ended December 31, 1997. Except as otherwise set forth in
SCHEDULE 3.22, since December 31, 1997, there has been no material adverse change in the business relationship of the Company and the Controlled Companies with any supplier or customer named in SCHEDULE 3.22. No customer or supplier named in SCHEDULE 3.22 has terminated or materially altered, or notified the Company or the Controlled Companies of any intention to terminate or materially alter, its relationship with the Company or the Controlled

Companies, and each of the Company and the Controlled Companies has no reason to believe that any such customer or supplier will terminate or materially alter its relationship with the Company or the Controlled Companies or to materially decrease its services or supplies to the Company or the Controlled Companies or its direct or indirect usage of the services or products of the Company or the Controlled Companies. For purposes of SECTIONS 3.22 and 3.25, "material suppliers" refers to suppliers from whom Company or the Controlled Companies purchased five percent (5%) or more of the total amount of the goods purchased by the Company or the Controlled Companies during the twelve month period ended December 31, 1997, and "principal customers" refers to customers who accounted for 5% or more of the Company's or the Controlled Companies' total revenues during the twelve month period ended DECEMBER 31, 1997.

         SECTION 3.23 BROKERAGE. There are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company.

         SECTION 3.24 DISCLOSURE; DUE DILIGENCE. This Agreement and the Exhibits and Schedules hereto, when taken as a whole with other documents and certificates furnished by the Company to the Buyer or its counsel, do not contain any untrue statement of material fact or omit any material fact necessary in order to make the statements therein not misleading. Neff hereby states that it has been provided ample opportunity to conduct due diligence in the Company to its satisfaction.

         SECTION 3.25 OWNERSHIP INTERESTS OF INTERESTED PERSONS. No director or executive officer of the Company or the Controlled Companies or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any principal customer or material supplier which has a business relationship with the Company or the Controlled Companies or any organization that has a material contract or arrangement with the Company or the Controlled Companies.

         SECTION 3.26 INVESTMENTS IN COMPETITORS. NO director or executive officer of the Company or the Controlled Companies owns directly or indirectly any material interests or has any investment equal to 5% or more of the outstanding voting securities in any corporation, business or other person that is a direct competitor of the Company or the Controlled Companies.

         SECTION 3.27 CERTAIN PAYMENTS. To the Knowledge of the Stockholders, neither the Company nor the Controlled Companies, nor any director, officer or employee of the Company or the Controlled Companies, has paid or caused to be paid, directly or indirectly, in connection with the business of the Company or the Controlled Companies: (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or
(b) any material contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

         SECTION 3.28 GOVERNMENT INQUIRIES. There have been no material inspection reports, questionnaires, inquiries, demands or requests for information received by the Company or the

Controlled Companies from, or any material statement, report or other document filed by the Company or the Controlled Companies with, the national government or any national administrative agency or the corresponding country (including but not limited to, the Tax and Social Security Authority, Ministry of Labor, or any local or provincial tax authority), except for those customarily required by the corresponding Tax and Social Security Authority, Ministry of Labor or any other governmental authority.

         SECTION 3.29 OTHER TRANSACTIONS. Each of the Company and the Controlled Companies has not entered into any agreements or arrangements and there are no pending offers or discussions concerning or providing for the merger or consolidation of the Company or the Controlled Companies or all or any substantial portion of its assets, the sale by the Company or the Controlled Companies or any stockholder of the Company or the Controlled Companies of any securities of the Company or the Controlled Companies or any similar transaction affecting the Company or the Controlled Companies or their respective securityholders.

         SECTION 3.30 TAX MATTERS. Except as provided in Schedule 3.30: (i) Each of the Company and the Controlled Companies has filed or has caused to be filed all federal, provincial and municipal tax returns and reports of the corresponding country, which tax returns are correct and complete, and has paid and discharged all taxes required to be paid and has paid all applicable federal, provincial and municipal, ad valorem taxes as are due; (ii) neither the DGI nor any other tax or similar national, provincial or municipal authority or agency of the corresponding country has asserted or is now asserting or threatening to assert against the Company or the Controlled Companies any deficiency or claim for the assessment or collection of additional taxes, interest thereon or penalties in connection therewith; (iii) there is no audit or examination pending by any Tax Authority of the corresponding country of the tax returns, business, assets or properties of the Company or the Controlled Companies. The Company or the Controlled Companies, whether explicitly or implicitly, has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, provincial, municipal or foreign income tax of the corresponding country; and
(iv) the accruals and reserves for taxes reflected in the Interim Balance Sheet are adequate to cover all taxes accruable through such date (including interest and penalties thereon, if any) in accordance with the respective country's GAAP. For purposes of this Agreement, the word "Tax" shall mean any tax, including, but not limited to levies, duties, charges, canon, services or charges for use of municipal properties, services, deductions, withholdings or liabilities imposed by any federal, provincial or municipal authority of the corresponding country and any other taxes of any nature imposed in any name and under any form, including social security withholdings and contributions as well as any other charges imposed similarly to taxes, such as the joint and several contribution (contribucion solidaria") and the mandatory saving ("ahorro forzoso"), and any and all such taxes and contributions which should have been collated and paid pursuant to any regulation, to any governmental body or to any other entity on behalf of third parties, including with respect to each item any interest, adjustments, penalties or additions.

         SECTION 3.31 APPLICABILITY OF THE REPRESENTATIONS AND WARRANTIES. Except as otherwise expressly indicated, the representations and warranties contained in this Article III shall not be applicable to the Related Companies.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

         Each Stockholder represents and warrants to the Buyer as follows:

         SECTION 4 01 TITLE OF THE SHARES. As of the Closing Date, such Stockholder shall own free and clear of any lien, option or other encumbrance, and shall have full power and authority to convey free and clear of any liens or other encumbrances, the Stockholder Shares set forth opposite such Stockholders' name on EXHIBITS A hereof, and, upon delivery of and payment for such shares as herein provided, such Stockholder will convey to the Buyer good and valid title thereto, free and clear of any lien or other encumbrance.

         SECTION 4.02 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Such Stockholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully such Stockholders' obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and is a valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are a lied in a proceeding at law or in equity). The execution and delivery by such Stockholder of this Agreement and the performance by such Stockholder of this Agreement in accordance with its terms and conditions will not (i) require the approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body or the approval or consent of any other person,- (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any statute, regulation, order, judgment or decree applicable to such Stockholder or to the Stockholder Shares, held by such Stockholder, or any instrument, contract or other agreement to which such Stockholder is a party or by or to which such Stockholder is or the Stockholder Shares, held by such Stockholder arc bound or subject; or (iii) result in the creation of any lien or other encumbrance on the Stockholder Shares held by such Stockholder.

         SECTION 4.03 NO STOCKHOLDERS DEFAULTS OR CONSENTS. Except as otherwise set forth in Schedule 3.05 the execution and delivery Of this Agreement and the Collateral Agreements by each Stockholder and the performance by each Stockholder who is a party thereto of his, her or its obligations hereunder and thereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which such Stockholder is a party, or by which such Stockholder or any properties or assets of such Stockholder is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default -under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien., charge, security interest or encumbrance of any nature whatsoever upon any of the properties or assets of such Stockholder. Any and all consents required to be obtained by such Stockholder shall be obtained and copies thereof delivered to the Buyer upon execution of this Agreement.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and wan-ants to the Stockholders and to the Company that:

         SECTION 5.01 CORPORATE EXISTENCE AND QUALIFICATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has the corporate power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its Properties or the nature of its business requires it to be so qualified.

         SECTION 5.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Buyer and the Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by the Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of the Buyer. This Agreement and each Collateral Agreement to which the Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization., moratorium or other similar laws affecting the enforcement of creditors, rights generally, and except as the availability of equity remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

         SECTION 5.03 NO DEFAULT OR CONSENTS. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

         (i) violate or conflict with any of the terms, conditions or provisions of the Buyer's articles of incorporation or bylaws;

         (ii) violate any Legal requirements applicable to the Buyer;

         (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to the Buyer;

         (iv) result in the creation of any lien, charge or other encumbrance on the shares of capital stock or any Property of the Buyer; or

         (v) require the Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private nongovernmental third party or any Governmental Authority.

         SECTION 5.04 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the Buyer's knowledge, threatened before any Govemmental Authority seeking to restrain the Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against the Buyer or its Properties as a result of the consummation of this Agreement.

         SECTION 5.05 BROKERAGE. There are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company.

                                   ARTICLE VI
                          OBLIGATIONS PRIOR TO CLOSING

         SECTION 6.01 BUYER'S ACCESS TO INFORMATION AND ASSETS. The Company has permitted the Buyer and its authorized employees, agents, accountants, legal counsel and other representatives, at Buyer's own expense, reasonable access to the books, records, employees, counsel, accountants, and other representatives of the Company when reasonably requested by the Buyer for the purpose of conducting an investigation of each of the Company's financial condition, corporate status, operations, business and Properties. The Company has made available to the Buyer for examination, at Buyer's own expense, certain documents and data relating to the Company in possession or control of, or subject to reasonable access by, the Stockholders or the Company and relating to the Company Assets (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Company has allowed the Buyer, at Buyer's own expense, access to, and the right to inspect, the Company Assets, except to the extent that such Company Assets are operated by a third-party operator, in which case the Company has used its best efforts to cause the operator of such Company Assets to allow the Buyer access to, and the right to inspect, such Company Assets. The Buyer undertakes to keep confidential all information received pursuant to this Section 6.01.

         From the date of this Agreement through the Closing:

         SECTION 6.02 COMPANY'S CONDUCT OF BUSINESS AND OPERATIONS. COMPANY shall keep the Buyer advised as to all material operations and proposed material operations relating to the Company or the Company Assets. The Company shall (a) conduct its business in the ordinary course, (b) use its reasonable efforts to keep available to the Company the services of present employees, (c) maintain and operate Company Assets in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Contracts listed or required to be listed on Schedule 3.13 in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies (subject to the provisions of Section 6.07) equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, the Company shall use ITS best efforts to preserve the present relationships of the Company with persons having significant business relations therewith.

         SECTION 6 03 GENERAL RESTRICTIONS. Except as otherwise expressly permitted in this Agreement, without the prior written consent of the Buyer, the Company will not:

         (i) (x) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of, any of its capital stock, other than a one-time cash dividend to the Stockholder in the aggregate amount of U.S.$3,500,000, of which US $787,500 are still to be paid to Sullair Corporation, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in view of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

         (iii) amend its By-laws;

         (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company, except purchases of assets in the ordinary course of business consistent with past practice;

         (v) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of, or agree to sell, transfer, lease., mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to any Contract;

         (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreements to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice, or (z) make any loans, advances or capital contributions to, or investments in, any other person;

         (vii) make or agree to make any new capital expenditure or expenditures which, in the aggregate, are in excess of $50,000 (other than those required pursuant to currently outstanding Contracts or in the ordinary course of business consistent with past practice)

         (viii) make any material tax election or settle or compromise any material tax liability;

         (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in the accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company is a party;

         (x) except in the ordinary course of business consistent with past practice, modify, amend or terminate any Contract;

         (xi) except in the ordinary course of business consistent with past practice, enter into any contracts, agreements, arrangements or understandings relating to the rental, distribution, sale or marketing by third parties of the Company's rental equipment, inventory or other products;

         (xii) except as required to comply with applicable law (A) adopt, enter into, terminate or amend any Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (c) pay any benefit not provided for under any Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Plans or agreement or awards made thereunder) or
(E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Plan;

         (xiii) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles; or

         (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

         SECTION 6.04 NOTICE REGARDING CHANGES. The Stockholders shall promptly inform the Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Stockholders inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. The Buyer shall promptly inform the Stockholders in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

         SECTION 6.05 PREFERENTIAL PURCHASE RIGHTS. To the extent there are any parties entitled or who may become entitled to exercise preferential purchase or consent rights with respect to the transactions contemplated hereby, the Stockholders shall promptly obtain the agreement in writing of such parties to waive or not exercise such rights, which request and agreement shall be in form and substance reasonably satisfactory to and approved by the Buyer.

         SECTION 6.06 CONSENTS AND BEST EFFORTS. Each of the parties hereto shall use all commercially reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, and consult and fully cooperate with and provide reasonable assistance to each other party and their respective representatives in order to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable hereafter, including without limitation, (i) using all commercially reasonable good faith efforts to make all filings, applications, notifications, reports, submissions and registrations with, and to obtain all consents, approvals, authorizations or permits of, governmental entities or other persons or entities as are necessary for the consummation of the in transactions contemplated by this Agreement, and (ii) taking such actions and doing such things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the transactions contemplated hereby as specified in Article VII of this Agreement to be fully satisfied.

         SECTION 6 07 TERMINATION OF INSURANCE POLICIES. The Company shall take all actions necessary or appropriate to cause any and all insurance coverage currently carried by or for the benefit of the Company to remain in full force and effect.

         SECTION 6.08 CASUALTY LOSS. If, between the date of execution of this Agreement and the Closing, any of the Properties of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Company shall, at the Buyer's election,
(i) cause such Properties to be repaired or replaced prior to the Closing with Property of substantially the same condition and function, (ii) deposit in a separate account an amount sufficient to cause such Property to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to the Buyer so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

         SECTION 6 09 EMPLOYEE MATTERS. The Company shall take all actions necessary or appropriate to cause each Plan or Benefit Program or Agreement in effect on the date of this

Agreement to remain in full force and effect until the Closing Date; provided, however, that to the extent requested in writing by the Buyer at least ten (10) days prior to the Closing Date, the Company shall cease to sponsor, maintain or contribute to any plan or benefit program or agreement specified by the Buyer in such written request and the Stockholders shall further assume all past, present and future obligations and liabilities of the Company (including contingent liabilities) with respect to each such plan or benefit program or agreement effective as of the last business day prior to the Closing Date. In no event, the Company shall cease to sponsor, maintain or contribute to any plan or benefit program if it contradicts any legal provision.

         SECTION 6.10 NO SOLICITATION. The Stockholders and the Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Third Party Acquisition Proposal (as defined below). Neither the Company nor any of the Stockholders shall, nor shall they permit any of their Affiliates to, nor shall they authorize or permit any of their officers, directors or employees or any investment banker, attorney or other advisor or representatives retained by them or any of their Affiliates to, (i) solicit, initiate or knowingly encourage the submission of, any Third Party Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Acquisition Proposal. For purposes of this Agreement, "Third Party Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a portion or more of the assets of the Company or all or a portion any class of equity securities of the Company or any offer to acquire or purchase that if consummated would result in any person beneficially owning all or a portion of any class of equity securities of the Company, or any merger, consolidation, business combination, sale of assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay, or dilute materially the benefits to the Buyer of the transactions contemplated hereby.

         SECTION 6.11 EMPLOYMENT AGREEMENT. On or before Closing, Alejandro Oxenford shall have entered into an employment agreement in the form of EXHIBIT B (the "Employment Agreement"), to take effect on and after the Closing Date.

         SECTION 6.12 STOCKHOLDERS' AGREEMENT. On or before Closing, the Stockholders and the Buyer shall have entered into a stockholders' agreement in the form of EXHIBIT C- (the "Stockholders' Agreement").

                                   ARTICLE VII
               CONDITIONS TO STOCKHOLDERS' AND BUYER'S OBLIGATIONS

         SECTION 7.01 CONDITIONS TO OBLIGATIONS OF ALL PARTIES. The respective obligations of each party to carry out the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) All filings with all Governmental Authorities required to be made in connection with the transactions contemplated hereby shall have been made, and all orders, permits, waivers, authorizations, exemptions, and approvals of such entities required to be in effect on the date of the Closing connection with the transactions contemplated hereby shall have been issued, all such orders, permits, waivers, authorizations. exemptions or approvals shall be in full force and effect on the date of the Closing; provided, however, that no provision of this Agreement shall be construed as requiring any party to accept, in connection with obtaining any other requisite approval, clearance or assurance of non-opposition, avoiding any challenge, or negotiating settlements any condition that would materially change or restrict the manner in which the Company or the Buyer conducts or proposes to conduct its business.

         (b) None of the parties hereto shall be subject to any statute, rule, regulation, decree, ruling, injunction or other order issued by any Governmental Entity of competent jurisdiction (collectively, an "Injunction") which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement.

         SECTION 7.02 CONDITIONS TO OBLIGATIONS OR STOCKHOLDERS. The obligations of the Stockholders to carry out the transactions contemplated by this Agreement are subject, at the option of Stockholders, to the satisfaction, or waiver by Stockholders, of the following conditions:

         (a) The Buyer shall have farm-shed Stockholders and the Company with a copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.

         (b) All representations and warranties of the Buyer contained in this Agreement qualified by materiality shall be true and correct in all respects at Closing and all other representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms thereof and the Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by the Buyer at or prior to the Closing; provided, however, that no Stockholder or the Company shall be entitled to refuse to consummate the transaction in reliance upon its own breach or failure to perform.

         (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Stockholders or the

Company) shall be pending or threatened before any Governmental Authority seeking to restrain the Stockholders or the Company or prohibit the Closing or seeking Damages against Stockholders or the Company as a result of the consummation of this Agreement.

         (d) The Stockholders shall have received the opinion of Baker & McKenzie, counsel to the Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Stockholders, as to the matters set forth on EXHIBIT D. In rendering such opinion, Baker & McKenzie may rely as to factual matters on certificates of officers and directors of the Buyer and on certificates of governmental officials, and as to legal matters on opinions of other counsel reasonably acceptable to Stockholders.

         (e) The Buyer shall have executed and delivered to the Stockholders the Collateral Agreements to which it is a party.

         SECTION 7.03 CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of the Buyer, to the satisfaction, or waiver by the Buyer, of the following conditions:

         (a) All representations and warranties of Stockholders and the Company contained in this Agreement qualified by materiality shall be true and correct in all respects at Closing and all other representations and warranties of the Stockholders and the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms thereof, and the Stockholders and the Company shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by Stockholders and the Company at or prior to the Closing; provided, however, that the Buyer shall not be entitled to refuse to consummate the transaction in reliance upon its own breach or failure to perform.

         (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain the Buyer or prohibit the Closing or seeking Damages against the Buyer, the Company or its Properties as a result of the consummation of this Agreement.

         (c) All notices required to be given in connection with the transactions contemplated by this Agreement shall have been duly and timely given, and there shall not be any preferential purchase rights or consent requirements with respect to the transactions contemplated by this Agreement that have not expired or been waived.

         (d) Since the date of the Interim Balance Sheet and up to and including the Closing there shall not have been:

                  (i) any change in the business, operations, prospects or financial condition of the Company that had or would reasonably be likely to have a material adverse effect on the business, operations, prospects, properties, securities or financial condition of the Company; and

                  (ii)any damage, destruction or loss to the Company (whether or not covered by insurance) that had or would reasonably be likely to have a material adverse effect on the business, operations, prospects, Properties, securities or financial condition of the Company.

         (e) The Buyer shall have received the opinion of the law firm Basilico, Fernandez Madero & Duggan, counsel to the Company and the Stockholders, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, as to the matters set forth on EXHIBIT F. In rendering such opinion, Basilico, Fernandez, Madero & Duggan may rely as to factual matters on certificates of officers, directors and shareholders of the Company and on certificates of governmental officials, and as to legal matters on opinions of other counsel reasonably acceptable to the Buyer.

         (f) The Stockholders and the Company shall have executed and delivered to the Buyer the Collateral Agreements to which it is a party.

         (g) The Buyer shall have received the resignation of all of the members of the board of directors of the Company effective as of the Closing Date and new members shall have been elected as provided in the Stockholders' Agreement.

         (h) All proceedings to be taken by the Stockholders and the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Buyer and its counsel, and the Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

         (i) The Buyer shall have received written evidence, in form and substance satisfactory to the Buyer, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties listed or required to be listed in Schedule 3.05 hereto (including, without limitation, persons or other entities leasing real or personal property to the Company, and in particular of the following: Banco Rio de la Plata S.A., BankBoston, JLG Industries, Inc., Onan, Skytrack, Amida Industries, Inc., Sullair Corporation, European Gas Turbines Ltd. and Stewart and Stevenson), except where the failure to have obtained any such consent would not have an adverse effect on the Company following the Closing.

         (j) The Buyer shall have performed a due diligence process of the Company and its Controlled Companies and shall be satisfied, at Buyer's sole and absolute discretion, with the results of said due diligence process.


                                   ARTICLE VII

                                    SURVIVAL

         Notwithstanding any right of the Buyer fully to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Company and the Stockholders contained in this Agreement, or in any certificate delivered pursuant to any of the foregoing; provided, that the Buyer shall not be entitled to rely on any representation or warranty made by the Company or the Stockholders herein to the extent that the Buyer has actual knowledge, and-the Company or the Stockholders (or any of them) are not aware, that such representation or warranty is untrue or incorrect in any material respect. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. The representations and warranties of the Company and the Stockholders related to tax matters, as defined in Section 3.30, shall survive for a five (5) year period counted as from the Closing Date. All other representations and warranties shall survive for a two (2) year period counted as from the Closing Date.

                                   ARTICLE IX

                                 INDEMNIFICATION

         SECTION 9.01 OBLIGATION OF THE STOCKHOLDERS TO INDEMNIFY.

         (i) Subject to the limitations contained in Article VIII and Article IX hereof, the Stockholders, agree to indemnify, severally ' but not jointly, defend and hold harmless the Buyer (and its directors, officers, affiliates, successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements, but offset by any proceeds from insurance and taking into account any tax savings to the Buyer or the Con3pany or the Controlled Companies resulting from such losses, liabilities, damages, deficiencies, costs or expenses) ("Loss" or "Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Stockholders contained in this Agreement (other than in Article IV).

         (ii) The indemnification obligations of the Stockholders contained in paragraph (i) above, shall be limited (i) with regard to any inaccuracy in or any breach of any representation, warranty, covenant or agreement related to the Company and the Controlled Companies, to a maximum of 20% of the Stock Price; and (ii) with regard to any inaccuracy in or any breach of any representation, warranty, covenant or agreement related to the Related Companies, to a maximum OF US$ 1,000,000.

         (iii) Each Stockholder agrees to indemnify, defend and hold harmless the Buyer (and its directors, officers, affiliates, successors and assigns) from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in any representation or warranty of such Stockholder contained in
Article IV or in any document or other papers delivered pursuant to Article IV.

         SECTION 9.02 OBLIGATION OF THE BUYER TO INDEMNIFY. The Buyer agrees to indemnify, defend and hold harmless the Company and the Stockholders (and its directors, officers, affiliates, successors and assigns)from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement.

         SECTION 9.03 NOTICE AND OPPORTUNITY TO DEFEND.

         (a) NOTICE OF ASSERTED LIABILITY. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party (or parties) obligated to provide indemnification pursuant to Section 9.01 or 9.02 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. If the Indemnitee fails to promptly render the Claims Notice on the Indemnifying Party, such claim shall not be deemed an indemnifiable Asserted Liability. A Claims Notice shall be deemed to have been promptly rendered if it gave reasonable time to the Indemnifying Party to adequately defend itself in due course against any such claim.

         (b) OPPORTUNITY TO DEFEND. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within ten (10) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the .Indemnitee shall cooperate, and any reasonable expenses incurred by the Indemnitee in the course of such cooperation shall be borne by the Indemnifying Party, in the compromise of or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnity may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend the claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

         SECTION 9.04 SET-OFF RIGHTS.

         (a) Each Stockholder specifically agrees that, subject to paragraphs
(b) and (c) of this Section 9.04, (i) any claims for indemnification by the Buyer against the Stockholders (or any of them) hereunder may be satisfied against the Earn-Out Amount, and (ii) that, to the extent that there remain unsatisfied indemnification claims after the deductions and set-offs described above, the Buyer shall have full recourse against each of the Stockholders
(including their assets of whatsoever kind or nature) for payment of such indemnification claims, subject to the limitations set forth in Section 9.01(ii).

         (b) The Buyer shall give Stockholders not less than thirty (30) days' notice (the "Buyer's Notice") of its intent-Ion to deduct or set-off any amounts pursuant to this Section 9.04, including in such notice a description of the Buyers Claims Notice. If none of the Stockholders object TO SUCH deduction or set-off at least two business days prior to the date of the proposed set-off set forth in the Buyer's Notice (the "Set-Off Date"), then such proposed deduction or set-off shall become effective on such date and shall not be subject to further review, challenge or adjustment absent fraud.

         (c) If any of the Stockholders timely object to the set-off proposed in the Buyer's Notice, and if the Buyer and the objecting Stockholder(s) are unable to resolve such dispute on or prior to the Set-Off Date, then the proposed deduction or set-off shall be effective only as to undisputed amounts. With respect to a dispute among the parties pursuant to this Section 9.04(c), it shall be settled according to the arbitration procedure set forth in Section 1
1.05 (c), notwithstanding the right of Buyer, if an indemnification were claimed pursuant to Sections 9.01 and 9.02 hereinabove, to retain the disputed amount up to a maximum amount of ten percent (10%) of the Earn Out Payments. The party who is later determined to have been in error in attempting to enforce or disputing the payment or set-off shall (i) pay the reasonable legal and accounting fees, costs and expenses incurred by the prevailing party in presenting, arguing and resolving such dispute and (ii) pay to the party to which such payment or set-off is determined to be payable an amount sufficient to equal a return at the rate of twelve and one half percent (12.5%) per annum on the disputed amount from the date payment of such amount was originally due through the date payment is actually made.

                                    ARTICLE X
                            POST-CLOSING OBLIGATIONS

         SECTION 10.01 FURTHER ASSURANCES. Following the Closing, each of the Company, the Stockholders and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         SECTION 10.02 PUBLICITY. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

         SECTION 10.03 ACCESS TO RECORDS. From and after the Closing, (i) each of the Stockholders shall (A) permit the Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, files, agreements and other information in the possession of the Stockholders or their respective Affiliates, and (B) use his best efforts to
permit the Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of the Stockholders and their respective Affiliates, in each case, to the extent and at all times reasonably requested by the Buyer for the purpose of investigating or defending any claim made against the Stockholders, or the Company in connection with periods ending on or before the Closing Date and (ii) the Buyer shall use its best efforts to permit the Stockholders and their respective authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of the Buyer, the Company and their Affiliates, in each case, to the extent and at all time reasonably requested by the Stockholders, or any of them, for the purpose of investigating or defending any claim made against the Stockholders in connection with Article IX.

                                   ARTICLE XI
                                  MISCELLANEOUS

         SECTION 11.01 SULLAIR NAME. Sullair Corporation hereby grants its conformity to the continuation in the use of its corporate name and logo by the Company, the Controlled Companies and the Related Companies. In the event that Sullair Corporation ("Sullair") at any time after the Closing ceases to be a Stockholder of the Company, the Company and the Controlled and/or Related Companies and any other company controlled and/or related to the Company shall change its/their name/s to delete any reference to Sullair within two (2) year's following the written request of Sullair to effect such action.

         SECTION 11.02 BROKERS. No brokers or intermediaries have been used by none of the parties for this transaction, except for Merchant Bankers Asociados, which commissions shall be borne exclusively by the Stockholder. To the extent that any such broker or intermediary, apart from Merchant Bankers Asociados, has been used, the commissions or other payments which such broker or intermediary may have the right to claim, shall be borne exclusively by the party who used said broker or intermediary.

         SECTION 11.03 COSTS AND EXPENSES. Each of the parties to this Agreement shaft bear its own expenses incurred in connection with the negotiation) preparation, execution and closing of this Agreement and the transactions contemplated hereby; provided that the Stockholders shall bear and pay any such expenses incurred by the Company.

         SECTION 11.04 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

BUYER:                                    Neff Corp.
                                          3750 N.W. 87th Avenue
                                          Suite 400
                                          Miami, Florida  33178

                                          Attention:  Mr. Kevin Fitzgerald
                                          Telecopy No. (305) 513-3350

With a copy to:                           Baker & McKenzie
                                          701 Brickell Avenue, Suite 1600
                                          Miami, Florida 33131
                                          Attention: Andrew Hulsh, Esq.
                                          Telecopy No. - (305) 789-8953

                                          Baker & McKenzie
                                          L.N.Alem 1110 - Piso 13
                                          Buenos Aires (1001)
                                          Attention: Gabriela Lopez Cremaschi
                                          Telecopy No: (54-1)310-2299

THE COMPANY OR ANY                        Sullair Argentina, S.A.
OF THE STOCKHOLDERS:                      Goncalvez Diaz 1145

                                          Buenos Aires (I 2 76)
                                          Attention: Alejandro Oxenford
                                          Telecopy No.: (54-1) 303-0626

With a copy to:                           Basilico, Fernandez Madero & Duggan
                                          Marcelo T. de Alvear 684
                                          1395-Buenos Aires
                                          Attention: Dr. Carlos Alberto Basilico
                                          Telecopy No.: (54-1) 311-3903

                                          Sullair Corporation
                                          3700 East Michigan Boulevard
                                          Michigan City, Indiana 46360
                                          Attn.: Edwin W. Laprade

                                          Sundstrand Corporation
                                          4949 Harrison Avenue
                                          P.O. Box 7003
                                          Rockford, Illinois 61125-7003
                                          Attn.: James A. Cherry

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. All notices shall be effective upon actual receipt.. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

         SECTION 11.05 GOVERNING LAW.

         (a) The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the Republic of Argentina (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).

         (b) Except as provided for under Sections 1.04 (c) and 11-05 (c) hereof, each party hereto irrevocably submits to the jurisdiction of the Commercial Courts in Buenos Aires, Argentina, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (c) Any dispute related to the exercise by Buyer of the Sett-Off Rights set forth in Section 9.04 hereof, shall be settled exclusively and finally by arbitration- The arbitration shall be conducted in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "Chamber") as in effect on the date of this Agreement (the "Arbitration Rules"), except to the extent the Arbitration Rules conflict with the provisions of this
Section 11.05, in which event the provisions of this Section 11.05 shall control. The arbitral tribunal shall consist of three arbitrators. Each party seeking arbitration shall appoint one arbitrator for each arbitration and the arbitrators so appointed shall appoint the third arbitrator for such arbitration who shall serve as Chair of the tribunal; provided, however, that if the two arbitrators cannot agree, the third arbitrator shall be appointed by the Court of Arbitration of the Chamber. All three arbitrators shall be impartial and independent. In the event that there are more than two parties with different interests as to any dispute, the arbitral tribunal shall nevertheless consist of three arbitrators; the parties in dispute shall mutually agree to the appointment of two arbitrators and the Court of Arbitration of the Chamber shall appoint the third arbitrator. If the parties to the dispute are unable to agree with respect to the appointment of two arbitrators, all three arbitrators shall be appointed by the Court of Arbitration of the Chamber. The Court of Arbitration of the Chamber shall appoint only persons who are attorneys or former judges with experience in international commercial agreements for the arbitration of any disputes hereunder. The seat of arbitration shall be Buenos Aires, Argentina and the language of arbitration shall be Spanish. Any decision of award of the arbitral tribunal shall be final and binding upon the parties. The parties hereby waive, to the extent permitted by law, any rights to appeal or to review of such award by any court or tribunal.

         SECTION 11.06 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made at the date hereof and at and as of the Closing Date.

         SECTION 11.07 ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties., representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         SECTION 11.08 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of the Buyer's rights to any wholly-owned subsidiary of the Buyer. Nothing in this Agreement express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         SECTION 11.09 REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given 'in addition to any other rights and remedies a party may have by law, statute, or otherwise.

         SECTION 11.10 EXHIBITS AND SCHEDULES. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and
(ii) the Buyer could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

         SECTION 11.11 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 11.12 REFERENCES. Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts and specific named statutes are intended to be and shall be construed as references to United States dollars and statutes of the United States of the stated name, respectively, unless the context otherwise requires.

         SECTION 11.13 SURVIVAL. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing as stated in Section 8.01 herein and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

         SECTION 11.14 ATTORNEYS' FEES. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

         SECTION 11.15 COMPLIANCE WITH CORPORATIONS LAW. This Agreement is deemed to comply with the requisites set forth by Art. 186 of the Argentine Corporations Law.

                                   ARTICLE XII
                                   DEFINITIONS

         Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in THIS Article MI, unless otherwise defined in this Agreement.

         SECTION 12.01 AFFILIATE. The term "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

         SECTION 12.02 COLLATERAL AGREEMENTS. The term "Collateral Agreements" shall mean any or all of the following agreements, the forms of which are attached hereto as exhibits to this Agreement as indicated in parentheses:

Exhibit B - Employment Agreement between the Company and Alejandro Oxenford

Exhibit C - Shareholders' Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

         SECTION 12.03 COMPANY ASSETS. The term "Company Assets" shall mean, with respect to the Company, all of the Properties, Contracts, and Permits, that were Used by the Company [or the Stockholders] as of the Interim Balance Sheet Date and those Used by the Company at any time after that date until the Closing Date.

         SECTION 12.04 DAMAGES. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, Judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

         SECTION 12.05 GOVERNMENTAL AUTHORITIES. The term "Governmental Authorities" shall mean any nation or country and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing., including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         SECTION 12.06 KNOWLEDGE. The term "Knowledge" shall mean the actual knowledge of a party or, in the case of the Company or the Buyer, any of their respective directors or executive officers with respect to the representation being made, and such knowledge of any such persons as reasonably should have obtained upon due investigation and inquiry into the representation being made.

         SECTION 12.07 LEGAL REQUIREMENTS. The term "Legal Requirements", when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each me as and to the extent applicable to such Person or such Person's business, operations or Properties.

         SECTION 12.08 PERMITS. The term "Permits" shall mean any and all permits or orders under any Legal Requirement or otherwise granted by any Governmental Authority.

         SECTION 12.09 PROPERTIES. The term "Properties" shall mean any and all properties and assets (real, personal or mixed, tangible or intangible).

         SECTION 12.10 PROPORTIONATE SHARE. The term "Proportionate Share" shall mean each Common Stockholder's respective percentage ownership interest in the Company as set forth on EXHIBIT A.

         SECTION 12.11 USED. The term "Used" shall mean, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company's business and operations, whether or not reflected on the Company's books of account.

         EXECUTED as of the date first written above.

                                              BUYER:

                                              NEFF CORPORATION

                                              By: ____________________
                                                  Kevin Fitzgerald, President

                                              COMPANY:

                                              SULLAIR ARGENTINA S.A.

                                              By: ______________________
                                                  Alejandro Oxenford, President

                                              STOCKHOLDERS:

                                              By: ______________________
                                                  Alejandro Oxenford

                                              SULLAIR CORPORATION

                                              By:_______________________
                                                  Edwin W. Laprade, President